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                                                                  Exhibit 99.(G)



                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            TRIANGLE PACIFIC CORP.



                                  ARTICLE VI

   No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof shall not be permitted under the General Corporation Law of the State of Delaware as amended from time to time. Any repeal or modification of this
Article VI shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article VI shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article VI.